Exhibit 10.3

As of June 19, 2026

Benedetta Casamento

346 Hillcrest Road

Englewood, NJ 07631

Dear Benedetta:

On behalf of the Board of Directors of Milestone Scientific Inc. (the “Company”), I am pleased to confirm your appointment as Executive Chairman (or if you prefer, Executive Chairwoman or Executive Chair) of the Board of Directors, effective June 19, 2026 (the “Effective Date”).

1. Position; Duties. The Company hereby offers you employment as Executive Chairman of the Board of Directors (the “Board”) of the Company, with an annual salary as described in the Employment Offer Summary attached to this letter. By acceptance of this offer, you agree to perform the duties and services outlined in the Employment Offer Summary attached hereto, and such other duties and services as are customary for an executive chairman of a company such as the Company and other duties and services as the Board may reasonably request commensurate with your position as Executive Chairman and (a) to devote such business time and attention to the business and affairs of the Company and to use your reasonable best efforts to perform faithfully and diligently the duties and responsibilities of your position to accomplish the goals and objectives of the Company as may be reasonably necessary, and (b) adhere to the Company’s procedures and policies. During your employment with the Company, you may not directly or indirectly render services to any other person or organization for which you could not render such services as an independent director, it being understood that you may engage in the following activities (and shall be entitled to retain all economic benefits thereof including fees paid in connection therewith) as long as they do not interfere in any material respect with the performance of your duties and responsibilities hereunder: (i) serve on any board or committee of, or render services to, any company or organization exempt from taxes under or otherwise described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), or Section 501(c)(4) of the Code, (ii) serve on any board or committee of, or render service to, any other corporation or organization, association or initiative, provided that any such corporation or organization does not manufacture, market or sell any computer-controlled local anesthesia delivery (CCLAD) device or system or other advanced, electronic system that automates the injection of dental or medical anesthesia (a “Competitor”), (ii) excluding any equity or other investment held immediately prior to the date hereof, make, hold and sell passive equity investments of not more than five percent (5%) in any public company, business or enterprise which is a Competitor, and (iii) serve as trustee for, and manage personal, family and friends investments.

Your position is an exempt salaried position. Accordingly, you may work additional hours beyond the Company’s normal business hours if required by the nature of your job duties, and you would not be eligible for overtime pay for such additional work.

Your employment at the Company is “at will.” This means that, just as you may resign from the Company at any time for any reason or no reason, the Board has the right to terminate your status as Executive Chairman at any time with or without cause or notice; provided, that you may be removed as a director of the Company solely in accordance with the by-laws of the Company and applicable law; it being understood that the Company is not under any obligation to continue to nominate you as a director. Your “at-will” status may not be altered in any way except by an express written agreement signed by you and the Company, and such agreement is expressly acknowledged as an employment contract. In the event of any termination, the compensation provided for herein shall be paid to you for all periods up to the effective date of termination.

2. Compensation: Your initial base salary will be as set forth in the Employment Offer Summary attached to this letter, less applicable deductions and withholdings, payable in accordance with the Company’s standard payroll practices. Your base salary may be reviewed and adjusted from time to time by the Company.

3. Equity Incentives: Upon your acceptance of your status as Executive Chairman on the terms and conditions set forth in this letter, you will be entitled to the equity as set forth in the Employment Offer Summary attached to this letter, subject to the terms of the Company’s Amended and Restated 2020 Equity Incentive Plan and your entering into and satisfaction of the conditions set forth in the customary agreements of the Company with respect to such equity.

You acknowledge that all shares of Common Stock issuable to you hereunder (the “Shares”) shall be acquired for investment purposes and not for distribution thereof and will not be sold or otherwise disposed of in violation of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder. No Shares shall be issued pursuant to this Agreement unless and until such issuance shall comply with all relevant provisions of applicable law, including the requirements of any stock exchange upon which shares of the Company then may be traded. If you are an officer or director of the Company, or more than 10% stockholder in the Company, and the Shares are the subject of a registration statement on Form S-8, you acknowledge and agree that the Shares delivered may be deemed to be “control securities” under Rule 144 promulgated under the Securities Act and, accordingly, the resale of the Shares may be restricted under Rule 144 and the certificates representing such Shares may contain the restrictive legend under the Securities Act. You agree not to sell or otherwise dispose of any Shares in any manner which would constitute a violation of any applicable federal or state securities laws, or insider trading or other policies of the Company.

Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company, in its sole discretion, to satisfy any or all income tax, social insurance, payroll tax, withholding, payment on account or other tax-related items related to your participation in the Plan, the receipt of cash, the grant or vesting of rights to purchase equity or the issuance, delivery or vesting of Shares and legally applicable to you (“Tax-Related Items”), and the Company will remit the total amount withheld or received for Tax-Related Items to the appropriate tax authorities. The tax consequences to you (including without limitation federal, state, local, and foreign income tax consequences) with respect to all compensation payable to you hereunder (including without limitation the grant, vesting, and/or delivery of Shares) are your sole responsibility. The Company will issue you a Form W-2 to report the compensation for the fair market value of the Shares delivered hereunder.

YOU UNDERSTAND THAT YOU MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF YOUR VESTING, RECEIPT OR DISPOSITION OF SHARES. YOU REPRESENT (A) THAT YOU HAVE CONSULTED WITH YOUR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS AND YOUR FILING, WITHHOLDING, AND PAYMENT (OR TAX LIABILITY) OBLIGATIONS IN CONNECTION WITH THE VESTING, RECEIPT OR DISPOSITION OF SHARES, IN EACH CASE TO THE EXTENT YOU DEEM NECSEESARY, AND (B) THAT YOU ARE NOT RELYING ON A COMPANY FOR ANY TAX ADVICE.

Notwithstanding anything herein to the contrary, if any payment of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax or penalty under Section 409A of the Internal Revenue Code (the “Code”), such payment or other benefits will be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code (for instance, if you are a “specified employee” within the meaning of Section 409A of the Code and you receive a payment or benefit constituting deferred compensation hereunder at or a specified time following a separation from service, such payment or benefit shall not be delivered to you until the earlier of your death or six months and one day following your separation from service), or otherwise any such payment or other benefits that would not be in compliance with Section 409A of the Code so as to avoid accelerated or additional taxation or penalties thereunder will be restructured but not reduced, to the extent possible, in a manner, reasonably determined by the Company, that does not cause such an accelerated or additional tax or penalty. This Agreement is intended to comply with Section 409A of the Code and will be interpreted accordingly and will be automatically modified to the extent necessary to so comply. With regard to any payment or benefit that constitutes a deferral of compensation subject to Section 409A of the Code, references under this Agreement to your termination of employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A of the Code. Each payment made under this Agreement constitutes a “separate payment” for purposes of Section 409A of the Code. It is intended that each such separate payment, to the maximum extent possible, be deemed to constitute a short-term deferral under Treasury Regulation §1.409A-1(b)(4) and, to the extent not excluded as a short-term deferral, to the maximum extent possible and applying this rule to the earliest in time of such payments, be deemed to constitute amounts payable under the “two-years/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii). To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursement or in-kind benefits shall be paid to you in a manner consistent with Treasury Regulation § 1.409A-3(i)(1)(iv). The foregoing and other provisions of this Agreement notwithstanding, you will be responsible for all taxes (including excise taxes and tax penalties) owed by you relating to your compensation hereunder or otherwise paid by the Company or any of its affiliates, and the Company and its affiliates shall not and does not indemnify you any such taxes owed by you.

You shall not have any rights, benefits, or entitlements with respect to Shares unless and until those Shares are delivered to you (and thus shall have no voting rights, or rights to receive any dividend declared, before those Shares are so delivered). On or after delivery, you shall have, with respect to the Shares delivered, all of the rights of a holder of Shares granted pursuant to the certificate of incorporation and other governing instruments of the Company, or as otherwise available at law, subject nevertheless to the terms of any grant or award documents or other agreement entered into by you with respect to such Shares.

Neither any Shares nor any rights to receive any thereof or rights therein shall be transferable unless and until the Shares have been delivered to you in accordance with this Agreement. Any attempt to effect a Transfer of any Shares or any rights therein prior to the date on which the Shares have been delivered to you shall be void ab initio. For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

4. Benefits; Vacation: During your employment with the Company, you will be entitled to participate in the employee benefit plans and programs of the Company in which other senior executives of the Company participate, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs. The Company reserves the right to change, terminate and rescind any of its benefit plans and programs, alter employee contribution levels or replace any of such plans at its discretion.

In addition to public holidays on which the business of the Company is officially closed in accordance with the Company’s holiday policy, you will be entitled to personal time off or vacation time as set forth in the Employment Offer Summary attached to this letter.

5. Company Materials. All materials, computers, devices, records and documents (including without limitation originals and copies, and whether in print, electronic or in other media), generated by you or coming or having come into your possession in connection with your employment with the Company or any of the Company’s affiliates, including trade secrets and other proprietary information (collectively, “Company Materials”), shall be the sole property of the Company or its applicable affiliate, as the case may be. Promptly following any termination of your employment, or promptly upon request of the Company at any time, you agree to deliver all Company Materials to the Company and to use your best efforts to permanently delete and erase all proprietary information of the Company from all computers and other storage media in your personal possession or under your control and not otherwise required to be, and in fact, delivered to the Company.

6. Confidentiality and Work for Hire. In addition to this letter, if you have not already done so, on your first day of work under this letter, you will be required to sign the Company’s standard form of Employee Proprietary Information, Inventions and Non-Solicitation Agreement, a copy of which will be furnished to you on or prior to such date. Your offer of employment with the Company is contingent upon you signing and delivering such agreement to the Company.

7. No Conflicts. You hereby represent and warrant that you are not party to any agreement, contract or understanding, whether of employment, consultancy or otherwise, including any confidentiality, non-solicitation, non-competition or a similar agreement, in conflict with this agreement or which would in any way restrict or prohibit you from undertaking or performing services for the Company or any of its affiliates. During your employment with the Company, you may not engage in any other activities that inhibit or prohibit the performance of your duties to the Company or inhibit or conflict in any way with the business of the Company.

8. Other Conditions. Your employment by the Company is subject to satisfactory proof of your right to work in the United States and the completion, with results satisfactory to the Company, of any Company-required background, reference, drugs and other customary checks. If, based upon a unique circumstance, you commence work before the Company has completed its inquiry, you will be deemed a conditional employee.

9. Miscellaneous. These employment terms (including the attached Employment Offer Summary and Acknowledgment and Agreement and the agreements referred to herein and therein) set forth the entire understanding and agreement between you and the Company, supersede any and all prior agreements or understandings between you and the Company, and may be modified, amended or supplemented only by a writing signed by the Company and you. This agreement is to be governed by the laws of the State of New Jersey, without reference to conflicts of laws principles. This agreement is not intended to conflict with or induce you to violate any existing contractual or other obligations that you have to any other person or entity.

We appreciate your leadership and commitment to the Company and look forward to your continued contributions to the Company’s success.

To confirm your employment with the Company on the terms set forth herein, kindly sign and date the Acknowledgement and Agreement below and scan and email the signed copy to me at your earliest convenience. This offer must be accepted on or before June 24, 2026 and will be deemed to have been withdrawn if your executed Acknowledgement and Agreement is not received by the undersigned on or before such date.

Sincerely,

Milestone Scientific Inc.

/s/ Eric Hines
Name:	Eric Hines
Title:	President & Chief Executive Officer

ACKNOWLEDGEMENT AND AGREEMENT

I have read, understand and accept the foregoing terms and conditions of employment and understand my employment with the Company is contingent on background, reference and other checks by the Company except to the extent I am advised in a separate writing referencing this agreement that such checks are waived, and satisfactory proof of my right to work in the United States.

I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time with or without cause or for any or no cause, at the option either of the Company or myself. I further understand that no contract of employment other than “at will” has been expressed or implied, and that no circumstances arising out of my employment will alter my “at will” employment relationship. In the event of any termination, the compensation provided for herein will be paid to me for all periods up to the effective date of termination and only as stated otherwise in this agreement; the terms of any grant or other documents with respect to the award or purchase of equity or rights with respect to equity shall stand on their own.

I represent and warrant that, except as previously disclosed to the Company or its counsel in writing: (i) I have the full right and authority to enter into employment with the Company on the foregoing terms and conditions of employment and fully perform my obligations thereunder, that I am not subject to any non-competition agreement that limits or restricts my ability to perform the services provided for in connection with my employment with the Company, and that my past, present and anticipated future activities have not and will not infringe on the proprietary rights of others; (ii) I am not obligated under any contract (including, but not limited to, licenses, covenants or commitments of any nature) or other agreement or subject to any judgment, decree or order of any court or administrative agency which would conflict with my obligation to use my best efforts to perform my duties hereunder or which would conflict with the Company’s business and operations as presently conducted or proposed to be conducted and (iii) neither the execution nor delivery of this Acknowledgement and Agreement, the acceptance or receipt of equity contemplated hereby, nor the carrying on of the Company’s business as officer and employee by the undersigned will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument to which I am currently a party. I hereby acknowledge that I have not foregone any other opportunity, financial or otherwise, in connection with commencing or rendering my services to the Company.

Sign name:	/s/ Benedetta Casamento	June 24, 2026
Print name:	Benedetta Casamento	Date

The “Employment Offer Summary” is incorporated as part of this Agreement

Employment Offer Summary for Benedetta Casamento

Offer Valid Through:	June 24, 2026

Start Date:	June 19, 2026

Title:	Executive Chairman

Manager/Supervisor/ Report:	The Board of Directors

Term:	Your appointment as Executive Chairman shall commence on the Effective Date and shall continue until your resignation, removal by the Board of Directors, a meeting of the stockholders of the Company at which you are not elected as a director (whether because not nominated by the Company or any other reason), or such other date as determined by the Board in accordance with the Company’s bylaws and applicable law.

Effort:	There is a general expectation of more effort and devotion of time than an independent director, with the level of your effort to be consistent with your recent effort for the Company; it being understood that this position does not require your full business time or effort.

Job Description:	Your responsibilities will be focused on creating and executing commercial strategies aimed at accelerating growth, to include:

● Providing leadership to the Board of Directors and presiding over meetings of the Board and stockholders.
● Working collaboratively with the Chief Executive Officer and senior management to establish and execute the Company’s strategic objectives.
● Supporting corporate development initiatives, including strategic partnerships, acquisitions, licensing opportunities, and commercial growth initiatives.
● Assisting with investor relations activities, capital markets initiatives, financing transactions, and communications with current and prospective investors.
● Advising management on operational, financial, regulatory, and governance matters affecting the Company.
● Facilitating effective communication between the Board of Directors and management.
● Supporting the Company’s commercialization efforts, business development activities, and strategic relationships.
● Assisting in the identification, recruitment, and evaluation of directors, executive officers, advisors, and key strategic partners.
● Performing such additional duties and responsibilities as may be reasonably assigned by the Board of Directors from time to time.

Base Compensation:	Payable at the rate of $75,000 per year, less any withholding required by law or to the extent consistent with applicable law authorized by you, payable in accordance with the Company’s normal payroll policy as in effect from time to time, pro-rated for partial months during the Term.

Equity:	115.385% of the amount per year you would receive each year you are Executive Chairman if you remained an independent director and for being the chair and member of the committees you were chair and a member for such period (the “Director Equivalent”), in equity awards, in lieu of the equity you had previously been receiving as compensation in respect of such Board and committee service, and otherwise with the same vesting and other terms as awards of equity to directors for such Board and committee service, in accordance with, and subject to your execution of, the same documents as other directors execute with respect to such awards. For the current year, such amount shall be $75,000, based on the Director Equivalent of $65,000.

In addition, you will receive a one-time grant of $100,000 of shares of restricted common stock of the Company vesting on July 1, 2026.

You will be eligible to receive awards under the 2026 Performance Sub-Plan to the Amended and Restated 2020 Equity Incentive Plan (the “Plan”) of the Company, with the amount of such awards and such performance milestones as the Compensation Committee may determine in its sole discretion.

All equity grants and awards will be subject to the Plan, and the grant and award documents under the Plan. The Company reserves the right to modify or discontinue the Plan in the future, subject to the terms thereof. Please consult the Plan for further information.

YOU UNDERSTAND THAT YOU MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF YOUR RECEIPT OR DISPOSITION OF THE SHARES. YOU REPRESENT (a) THAT YOU HAVE CONSULTED WITH ANY TAX ADVISER THAT YOU DEEM ADVISABLE IN CONNECTION WITH THE RECEIPT OR DISPOSITION OF THE SHARES TO THE EXTENT YOU DEEM NECESSARY, AND (b) THAT YOU ARE NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE.

Benefits:	You and your eligible dependents shall have the right to participate in any retirement plans (qualified and non-qualified), pension, insurance, health, disability or other benefit plan or program that may be established or adopted by the Company (or in which the Company participates), according to the terms of such plan or program, on terms no less favorable than the most favorable terms granted to senior executives of the Company. The foregoing, however, shall not be construed to require the Company to establish or maintain any such plans or programs, to limit the cost to the Company or to determine that the cost of such coverage in excess of such Company contribution, if any, shall be available at your expense, or to prevent the Company from modifying or terminating any such plans once established at any time.

Vacation;
Personal Days:	Since the position of Executive Chairman is not a full-time position, you will not have a specific number of days of vacation, personal days or work, and will not be bound by the Company’s PTO policy. Nevertheless, there is an expectation that you will remain available for key decisions and be available during critical periods, subject to the satisfaction of the needs and requirements of the Company.

Paid Holidays:	Paid holidays in accordance with the Company’s standard policies applicable to its full time executive employees.

Reimbursement:	You will be reimbursed for reasonable travel and business expenses incurred in performing services hereunder outside of routine commuting, provided that such expenses are incurred, documented and accounted for in accordance with the policies and procedures established by the Company.

Primary Location/ Manner of Delivery of Services:	Your services will be primarily remote (as long as such remote work is in compliance with the Company’s policies as in effect from time to time for directors and does not interfere in any material respect with the performance of your duties and responsibilities hereunder; however, you will join the team in person as needed. You will be responsible for providing and maintaining, at your own cost and expense, the necessary equipment and systems, including internet access, remote access software, video conferencing capability and other communication platforms, as reasonably necessary to provide such services remotely.

Travel:	Travel is required as needed; air travel for executives and employees is generally in economy class, though from time to time based on circumstances exceptions may be made to business class. All business travel, including hotel arrangements, must be made through (or pursuant to arrangements approved by) the Company. Reasonable commercial efforts will be made by the Company to accommodate your requested airlines, date, time of travel and hotel selection.

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